Exhibit 99.2

Texas Industries, Inc. Announces Resumption of the Hunter Cement Expansion Project in Central Texas

DALLAS, Oct. 15, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) today announced that its Texas subsidiary has resumed the Hunter cement plant expansion project near New Braunfels, Texas. In January of 2009, TXI announced that it was delaying construction on the project due to the downturn in Texas construction activity and accompanying decline in cement demand. Successful cost-reduction and efficiency improvement measures taken by the company over the past two years have enabled TXI to resume construction on the state-of-the-art kiln line in central Texas.

"The hard work accomplished by our employees during these challenging times has afforded us the opportunity to re-start construction at Hunter Cement," shared J. Lynn Davis, Vice President – Cement.

The project is currently about 85% complete, with most of the equipment purchased and at the site. The general contractor, Irondale Industrial Contractors, has begun preliminary mobilization of equipment to resume the project. The new kiln line is expected to begin commissioning within 24 months of the restart of construction.

"Texas continues to be one of the fastest-growing states in the country, and as favorable market conditions begin to return, TXI should be positioned to supply that growth with low-cost and highly efficient capacity," Davis added.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete. With operating subsidiaries in six states, TXI is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest. TXI shares are traded on the New York Stock Exchange under the symbol "TXI."

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements may include the words "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan" or "anticipate" and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

CONTACT:   Texas Industries, Inc.
David Perkins, Corporate Director Communications
and Government Affairs
972.647.3911